UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
Amendment 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TEXADA VENTURES INC.
(Exact name of Registrant as specified in its charter)

NEVADA	98-0374224
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

TEXADA VENTURES INC.
977 Keith Road
West Vancouver, B.C. Canada V7T 1M6
Tel: 604-816-2555
(Name, address, and telephone number of registrant’s principal executive offices, including zip code)

Stephen O’Neill, Esq.
O’NEILL & TAYLOR, PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: 360-332-3300
(Name, address, and telephone number of agent for service, including zip code)

Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box ☒

CALCULATION OF REGISTRATION FEE

TITLE OF EACH		PROPOSED	PROPOSED
CLASS OF		MAXIMUM	MAXIMUM
SECURITIES		OFFERING	AGGREGATE	AMOUNT OF
TO BE	AMOUNT TO BE	PRICE PER	OFFERING	REGISTRATION
REGISTERED	REGISTERED	SHARE (1)	PRICE (2)	FEE (2)
Common Stock	6,000,000 shares	$0.03	$180,000.00	$16.56

(1)	This price was arbitrarily determined by Texada Ventures Inc.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Stephen O’Neill, Esq.
O’NEILL & TAYLOR, PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230

SUBJECT TO COMPLETION, Dated February 26, 2004

PROSPECTUS

TEXADA VENTURES INC.
6,000,000 SHARES
COMMON STOCK
----------------

The selling shareholders named in this prospectus are offering the 6,000,000 shares of our common stock offered through this prospectus. All of the 6,000,000 shares of our common stock to be sold under this prospectus will be sold by the selling shareholders named in this prospectus. We will not receive any proceeds from this offering. We have set an offering price for these securities of $0.03 per share of our common stock offered through this prospectus.

			Proceeds to Selling Shareholders
	Offering Price	Commissions	Before Expenses and Commissions

Per Share	$0.03	Not Applicable	$0.03

Total	$180,000	Not Applicable	$180,000

Our common stock is presently not traded on any market or securities exchange.

----------------

The purchase of the securities offered through this prospectus involves a high degree of risk. See the section of this prospectus entitled "Risk Factors" on pages 5 - 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The 6,000,000 shares offered under this prospectus are being offered on a "best efforts" basis and there is no assurance that all or any of the 6,000,000 shares offered will be subscribed.

----------------

The Date of This Prospectus Is: February 26, 2004

Until ______ , all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

In this prospectus "we", "us", "our", and "our company" refer to Texada Ventures Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated.

Summary

Texada Ventures Inc.

Our company was incorporated on October 17, 2001, under the laws of the State of Nevada. We were formed in order to seek business opportunities in the mineral exploration area and since our incorporation have been engaged in the acquisition and exploration of mineral properties. On November 2, 2001, we acquired a 100% undivided interest in a group of mineral claims located in the Yukon Territory known as the Peek Claims (the “Peek Claims”). We acquired the Peek Claims from Glen MacDonald of Vancouver, British Columbia for consideration of $2,500.

Our plan of operations is to conduct mineral exploration activities on the Peek Claims in order to assess whether these claims possess commercially exploitable mineral deposits. Our exploration program is designed to explore for commercially viable deposits of lead, gold, and silver. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on our mineral claims. We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on our mineral claims.

Our principal offices are located at 977 Keith Road, West Vancouver, British Columbia, Canada V7T 1M6. Our phone number is (604) 816-2555. Our Facsimile Number is (604) 921-1724.

The Offering

Securities Being Offered	Up to 6,000,000 shares of our common stock held by the selling shareholders named in this prospectus.

Offering Price and Plan of Distribution
The selling shareholders named in this prospectus will sell the 6,000,000 shares of our common stock offered under this prospectus at an offering price of $0.03 per offered share unless the offered shares are quoted on the over-the-counter bulletin board. We intend to apply to the over-the-counter bulletin board to allow for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

Minimum Number of Shares To Be Sold in This Offering	None.

Securities Issued And to be Issued	12,000,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the 6,000,000 shares to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders named in this prospectus.

Summary Financial Information

Balance Sheet Data	November 30, 2002	August 31, 2003
	(audited)	(unaudited)

Cash	$104,002	$70,515
Total Assets	$104,002	$70,515
Liabilities	$3,362	$280
Total Stockholders’ Equity	$100,640	$70,235

Statement of Loss and Deficit	From Inception	From Inception
	through 11/30/02	through 8/31/03
	(audited)	(unaudited)

Revenue	$0	$0
Net Loss for the Period	$(25,360)	$(55,765)

	For Fiscal Year	For Fiscal Quarter
	Ended 11/30/02	Ended 8/31/03

Dividends per Share	$0	$0
Loss per Share	$(0.01)	$(0.01)

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail.

In order for us to perform any further exploration or extensive testing we may need to obtain additional financing. As of August 31, 2003, we had cash in the amount of $70,515. We currently do not have any operations and we have no income. Our business plan calls for significant expenses in connection with the exploration of our mineral claims. While we had sufficient funds to carry out phase II of the recommended exploration program on the Peek Claims, we may require additional financing if further exploration programs are necessary. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete.

Because our sole executive officer does not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.

Mr. Marc Branson, our sole executive officer and director, does not have formal training as geologist and lacks the technical training and experience in managing an exploration company. Additionally, Mr. Branson has never managed any company involved in starting or operating a mine. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Our decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to our lack of experience in this industry.

Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims and the production of minerals thereon, if any, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because of the speculative nature of exploration of mineral claims, there is substantial risk that no commercially exploitable minerals will be found and this business will fail.

We have just begun the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood that we will be able to operate the business successfully. The search for valuable minerals as a business is extremely risky. Our mineral claims may not contain commercially exploitable deposits of gold and silver. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us in the exploration of the mineral claims may not result in the discovery of commercial quantities of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

Because access to our mineral claims may be restricted by inclement weather, we may be delayed in our exploration and any future mining efforts.

Access to the Peek mineral claim may be restricted through some of the year due to weather in the area. The property is in the Yukon Territory, an area which experiences sub-arctic temperatures during much of the year. During the winter months heavy snowfall and extreme low temperatures make it difficult if not impossible to undertake work programs. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. Generally speaking, the most efficient time for us to conduct our work programs will be during the May to October period. These limitations can result in significant delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. Such delays can have a significant negative effect on our results of operations.

Because our president has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Branson, our president, is also a member and officer of Moto Ergonomics Ltd., a consumer electronics company. Because we are in the early stages of our business, Mr. Branson devotes approximately five hours per week to our company’s affairs. If the demands of our business require the full business time of Mr. Branson, he is prepared to adjust his timetable to devote more time to our business. However, Mr. Branson may not be able to devote sufficient time to the management of our business, as and when needed. It is possible that the demands of Mr. Branson’s other interests will increase with the result that he would no longer be able to devote sufficient time to the management of our business. Competing demands on Mr. Branson’s time may lead to a divergence between his interests and the interests of other shareholders.

Because our president, Mr. Marc Branson, owns 50% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Branson are inconsistent with the best interests of other stockholders.

Mr. Branson is our sole director and executive officer. He owns 50% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Branson may differ from the interests of the other stockholders. Factors which could cause the interests of Mr. Branson to differ from the interest of other stockholders include his ability to devote the time required run a mineral exploration company.

Our independent auditor believes there is substantial doubt we can continue as a going concern.

Our independent auditor’s believe there is substantial doubt that we can continue as a going concern which, if true, raises substantial doubt that a purchaser of our common stock will receive a return on his or her investment. We have incurred a net loss of $55,765 for the period from October 17, 2001 (inception) to August 31, 2003, and have no sales. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral properties. If we are not able to continue as a going concern it is likely any holder of our common stock will lose his or her investment in that stock.

Risks Related To Legal Uncertainty

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to the Yukon Quartz Mining Act (the “YMQA”) as we carry out our exploration program. An annual exploration expenditure of $100 CDN per claim is required by the YQMA to maintain the claims in good standing. Alternatively an annual payment of $100 CDN per claim in lieu of work is sanctioned by the YQMA to maintain claims in good standing. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying our exploration program. Our annual cost of compliance with the YQMA is presently approximately CDN$420 CDN per year.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders named in this prospectus sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders named in this prospectus are offering 6,000,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent 50% of the common shares outstanding as of the date of this prospectus.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described under the “Risk Factors” section above and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders named in this prospectus.

Determination Of Offering Price

The $0.03 per share offering price of our common stock was arbitrarily chosen. However, the selection of this particular price was influenced by the last sales price from our most recent private offering of common stock which was $0.02 per share. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the over-the-counter bulletin board (the “OTC BB”) for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”). We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

Dilution

The common stock to be sold by the selling shareholders named in this prospectus is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 6,000,000 shares of common stock offered through this prospectus. The selling shareholders acquired the 6,000,000 shares of our common stock from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) and completed on May 31, 2002.

The following table provides as of February 326, 2004, information regarding the beneficial ownership of our common stock held by each of the selling shareholders named in this prospectus, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares .

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
Mark A. Van Der Horst 2930 West 20th Avenue Vancouver, BC, Canada, V6L 1H6	595,000	595,000	0	0
Robert McWhirter 5143 57A Street Delta, BC, Canada, V4K 3G8	310,000	310,000	0	0
Laura L. Balwin 818 Apex Avenue North Vancouver, BC, Canada, V7H 2R4	125,000	125,000	0	0
Andrew Nichols #304 – 1209 Jervis Street Vancouver, BC, Canada, V6E 2C9	75,000	75,000	0	0
David Valente 673 Beachview Drive North Vancouver, BC, Canada, V7G 1P8	220,000	220,000	0	0
Rebecca Kerfoot Box 727 Quathiaski Cove, BC, Canada, V0N 1P0	150,000	150,000	0	0
Ian A. Fraser 3056 West 2nd Avenue Vancouver, BC, V6K 1K4	150,000	150,000	0	0

Table is continued from page 10
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
Kevin Tuulos 3020 West 3rd Avenue, Suite B Vancouver, BC, Canada, V6K 1N1	150,000	150,000	0	0
Konstantine Tsakumis 3238 Vine Street Vancouver, BC, Canada, V6L 3G6	100,000	100,000	0	0
John Boschert 2154 West 33rd Avenue Vancouver, BC, Canada, V6M 1B9	100,000	100,000	0	0
Blake MacDonald 301 – 1645 West 12th Avenue Vancouver, BC, Canada, V6J 2E3	100,000	100,000	0	0
Victor Bolton Box 8000-500 Abbotsford, BC, Canada, V2S 6H1	130,000	130,000	0	0
Eleni Tsakumis 3238 Vine Street Vancouver, BC, Canada, V6L 3G6	85,000	85,000	0	0
S. Kaye Yardley 301 – 1645 West 12th Avenue Vancouver, BC, Canada, V6J 2E3	85,000	85,000	0	0

Table is continued from page 11
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
Tammy L. Preast #1002 – 1450 Pennyfarthing Drive Vancouver, BC, Canada, V6J 4X8	90,000	90,000	0	0
Brian Tuulos 2544 Balaclava Vancouver, BC, Canada, V6K 4E1	90,000	90,000	0	0
Angela O’Neill 126 – 1185 Pacific Street Coquitlam, BC, Canada, V3B 7Z2	125,000	125,000	0	0
Len Baronit Box 405, 141 – 6200 McKay Avenue Burnaby, BC, Canada, V6H 4M9	210,000	210,000	0	0
Randy Howarth Box 639 Abbotsford, BC, Canada, V5S 6R7	210,000	210,000	0	0
Rene Pahlke 117 – 332 Lonsdale Avenue North Vancouver, BC, Canada, V7M 3M5	150,000	150,000	0	0
Timothy S. Fraser 5245 Keith Road West Vancouver, BC, Canada, V7W 2M9	215,000	215,000	0	0

Table is continued from page 12
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
Robert G. Krause 420 – 625 Howe Street Vancouver, BC, Canada, V6C 2T6	270,000	270,000	0	0
Greg Knight 3865 Marine Drive West Vancouver, BC, Canada, V7V 1N3	280,000	280,000	0	0
John Fraser #406 – 283 Davie Street Vancouver, BC, Canada, V6B 5T6	87,500	87,500	0	0
Brandon MacDonald 301 – 1645 West 12th Avenue Vancouver, BC, Canada, V6S 2R3	60,000	60,000	0	0
Debbie Baronit Box 405, 141 – 6200 McKay Avenue Burnaby, BC, Canada, V6H 4M9	125,000	125,000	0	0
Clayton Bolton 33226 Eastview Place Abbotsford, BC, Canada, V2S 6W3	140,000	140,000	0	0
John Bassingthwaighte 3149 West 24th Avenue Vancouver, BC, Canada, V6L 1R7	125,000	125,000	0	0

Table is continued from page 13
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
Lee Underhill 1788 W. 13th Avenue, Suite 900 Vancouver, BC, Canada, V6J2H1	155,000	155,000	0	0
Sandra Hendrickson #106 – 8495 Jellicoe Street Vancouver, BC, Canada, V5S2J4	130,000	130,000	0	0
Charles S. Underhill 1788 W. 13th Avenue, Suite 900 Vancouver, BC, Canada, V6J2H1	150,000	150,000	0	0
Ronald Gabriel Suite 1505, 1188 Quebec Street Vancouver, BC, Canada, V6A4B3	100,000	100,000	0	0
Donna Gabriel Suite 1505, 1188 Quebec Street Vancouver, BC, Canada, V6A4B3	95,000	95,000	0	0
Garret Gabriel Suite 1505, 1188 Quebec Street Vancouver, BC, Canada, V6A4B3	90,000	90,000	0	0
Peter Hill 101 – 1075 Barclay Street Vancouver, BC, Canada, V6E1G5	135,000	135,000	0	0
Simon Davis 4636 Eastridge Road North Vancouver, BC, Canada, V7G 1K4	592,500	592,500	0	0

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares offered under this prospectus. The numbers in this table assume that none of the selling shareholders named in this prospectus sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered under this prospectus are sold. The percentages are based on 12,000,000 shares of common stock outstanding on February 326, 2004.

None of the selling shareholders named in this prospectus:

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2)	has ever been one of our officers or directors.

Plan of Distribution

The selling shareholders named in this prospectus may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.03 per share until such time as the shares of our common stock become traded on the OTC BB or another exchange. Although we intend to apply for trading of our common stock on the OTC BB, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC BB or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The 6,000,000 shares of our common stock offered under this prospectus may also be sold in compliance with the Securities and Exchange Commission’s (the “SEC”) Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal 120,000 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company’s affiliates and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. None of our non-affiliates are presently entitled to sell their shares pursuant to Rule 144(k).

The number of shares of our common stock presently available to be sold by shareholders in compliance with Rule 144(k) is 3,917,500.

The selling shareholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders named in this prospectus.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling shareholders named in this prospectus should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares offered under this prospectus. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling shareholders are distributing shares covered by this prospectus. Accordingly, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The Selling Shareholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process is Stephen O’Neill, 435 Martin Street, Suite 1010, Blaine, Washington 98230.

Directors, Executive Officers, Promoters And Control Persons

The following is information regarding our sole executive officer and director and his age as of February 26, 2004 :

Director:

Name of Director	Age
Marc Branson	28

Executive Officer:

Name of Officer	Age	Office
Marc Branson	28	President, Treasurer and Secretary

Set forth below is a brief description of the background and business experience of our sole executive officer and director.

Mr. Marc Branson has been our president, secretary and treasurer and our sole member of our board of directors since our inception.

From June 2001 to January 2002, Mr. Branson was a private consultant performing management, and corporate development activities for Coastal Communications Corp., a full-service financial consulting firm, and in his capacity has had the opportunity to work closely with management and assist in the development of a wide variety of business opportunities. From September 2001 to August 2002 worked for Gale Capital Corp, a full service financial consulting firm. Mr. Branson provided various management and corporate development services to us as a private consultant. From August 2002 to present, Mr. Branson has been working for Moto Ergonomics Ltd. which is engaged in the Distribution and Marketing of Consumer Electronics to North America. Mr. Branson is currently the VP of

Corporate Development, and as such is responsible in part or wholly for overseeing corporate finance, strategic planning, and product development.

Mr. Branson holds a degree in Business Administration from the Open Learning University of British Columbia, which he obtained in March 2001, a Business Diploma from Capilano College and in addition has completed the Canadian Securities Course.

Mr. Branson does not have formal training as geologist or in the technical or managerial aspects of management of a mineral exploration company. Mr. Branson's prior managerial and consulting positions have not been in the mineral exploration industry. Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company. We do not have any employees who have professional training and experience in the mining industry. We rely on our independent geological consultant, Mr. Timmins, to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

We presently do not pay our sole director and officer any salary or consulting fee. We anticipate that compensation may be paid to officers in the event that we determine to proceed with additional exploration programs beyond the second phase of our exploration program.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than Marc Branson.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of February 26, 2004 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) named executive officers, and (iv) officers and directors as a group. At this time, only one shareholder falls within these categories, Mr. Marc Branson, Director, President, Secretary and Treasurer. The shareholder listed possesses sole voting and investment power with respect to the shares shown.

	Name and address	Number of Shares	Percentage of
Title of class	of beneficial owner	of Common Stock	Common Stock (1)

Common Stock	Marc Branson	6,000,000 shares	50%
	Director, President, Secretary
	and Treasurer

977 Keith Road, West Vancouver,
British Columbia, Canada
V7T 1M6

Common Stock	All Officers and Directors	6,000,000 shares	50%
as a Group (one person)

(1)       The percent of class is based on 12,000,000 shares of common stock issued and outstanding as of February 26, 2004 .

The person named above has full voting and investment power with respect to the shares indicated. Under the rules of the SEC, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of February 26, 2004 , there were 12,000,000 shares of our common stock issued and outstanding that were held by thirty seven (37) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)
subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of an acquiring person to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute defines an "acquiring person" as any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in the corporation. The term does not include any person who, in the ordinary course of business and without any intent to avoid the requirements of Nevada Revised Statutes sections 78.378 to 78.3793, acquires voting shares for the benefit of others, in respect of which he is not specifically authorized to exercise or direct the exercise of voting rights. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.

Interests Of Named Experts And Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

O’Neill & Taylor PLLC , our independent legal counsel, has provided an opinion on the validity of our common stock.

Morgan & Company, independent chartered accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Morgan & Company have presented their report with respect to our audited financial statements. The report of Morgan & Company is included in reliance upon their authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Organization Within Last Five Years

We were incorporated on October 17, 2001 under the laws of the State of Nevada. On November 2, 2001, we acquired a 100% undivided interest in a group of mineral claims located in the Yukon Territory known as the Peek Claims.

Mr. Marc Branson, our president, secretary and treasurer and a director, has been our sole promoter since our inception. Other than the purchase of his stock, Mr. Branson has not entered into any agreement with us in which he is to receive from us or provide to us anything of value. Mr. Branson acquired 6,000,000 shares of our common stock at a price of $0.001 per share on November 1, 2001. Mr. Branson paid a total purchase price of $6,000 for these shares.

Glossary of Technical Terms

The following defined technical terms are used in our registration statement:

adit	An opening driven horizontally into the side of a mountain or hill for providing access to a mineral deposit.

assay	A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

breccia	Rock consisting of angular fragments in a matrix of finer-grained cementing material.

batholith
A large mass of igneous rock extending to great depth with its upper portion dome-like in shape. It has crystallized below surface, but may be exposed as a result of erosion of the overlying rock. Smaller masses of igneous rocks are known as bosses or plugs.

conglomerate	A sedimentary rock consisting of rounded, water-worn pebbles or boulders cemented into a solid mass.

diamond drill(ing)
A rotary type of rock drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water or other fluid is pumped to the cutting face as a lubricant. The drill cuts a core of rock that is recovered in long cylindrical sections, two centimetres or more in diameter.

dore bar	The final saleable product of a gold mine. Usually consisting of gold or silver.

drift	A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a crosscut which crosses the rock formation.

dyke	A long and relatively thin body of igneous rock that, while in the molten state, intruded a fissure in older rocks.

fault
A break in the Earth’s crust caused by tectonic forces which have moved the rock on one side with respect to the other; faults may extend many kilometres, or be only a few centimetres in length; similarly, the movement or displacement along the fault may vary widely.

feldspar	A group of rock-forming minerals.

felsic	The term used to describe light-coloured rocks containing feldspar, fledpathoids and silica.

fracture
A break in the rock, the opening of which affords the opportunity for entry of mineral-bearing solutions. A “cross fracture” is a minor break extending at more-or-less right angles to the direction of the principal fractures.

gneiss	A coarsely crystalline metamorphic rock that looks like granite except that the light and dark minerals are segregated into thin layers or lenses.

granite	A course-grained (intrusive) ingenious rock consisting of quartz, feldspar and mica.

granitoid	Rocks which are in the family of granites.

greenstone	Volcanic rocks forming ‘belts’ within intrusive or sedimentary rocks and which are the source of most metal deposits.

igneous	A type of rock which has been formed by the consolidation of magma,a molten substance from the earth’s core.

intrusive	A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

mafic	Igneous rocks composed mostly of dark iron and magnesium rich minerals.

massive	Solid (without fractures) wide (thick) rock unit.

mesozoic	One of the eras of geologic time. It includes the Triassic, Jurassic and Cretaceous periods.

meta-sedimentary	Metamorphosed sedimentary rocks.

meta-volcanic	Metamorphosed volcanic rocks.

mill	1) A plant in which ore is treated for the recovery of valuable metals, or the concentration of valuable minerals into a smaller volume for shipment to a smelter or refinery.

2) A piece of milling equipment consisting of a revolving drum, for the fine-grinding of ores as a preparation for treatment.

mineralization	The concentration of metals and their chemical compounds within a body of rock.

modal	The most frequent value of a set of data.

ore	A mixture of minerals and gangue from which at least one metal can be extracted at a profit.

paleozoic	Rocks that were laid down during the Paleozoic Era (between 67 and 507 million years ago).

plugs	A common name for a small offshoot from a larger batholith.

plunge	The vertical angle an orebody makes between the horizontal plane and the direction along which it extends, longitudinally to depth.

pluton	Body of rock exposed after solidification at great depth.

porphyry	Any igneous rock in which relatively large, conspicuous crystals (called phenocrysts)

are set in a fine-grained groundmass.

quartz reserve
A mineral whose composition is silicon dioxide. A crystalline form of silica. For the purposes of this registration statement: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:

(1) Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

(2) Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

rhyolite	A fine-grained, extrusive igneous rock which has the same chemical composition as granite.

schist	A foliated metamorphic rock, the grains of which have a roughly parallel arrangement generally developed by shearing.

sedimentary	A type of rock which has been created by the deposition of solids from a liquid.

shear	The deformation of rocks by lateral movement along innumerable parallel planes, generally resulting from pressure.

silt	Muddy deposits of fine sediment usually found on the bottoms of lakes.

stockpile	Broken ore heaped on surface, pending treatment or shipment.

structural	Pertaining to geologic structure.

triassic	The system of strata that was deposited between 210 and 250 million years before the present time.

tuff	A rock formed of compacted volcanic fragments.

vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.

volcanics	Volcanically formed rocks.

Description of Business

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We have acquired a 100% undivided interest in a group of mineral claims located in the Wheaton River District in the Yukon Territory that we refer to as the Peek Claims. Although exploratory work on the claims conducted by prior owners has indicated some potential showings of mineralization, we are uncertain as to the reliability of these prior exploration results and thus we are uncertain as to whether a commercially viable mineral deposit exists on our mineral claims. Further exploration of these mineral claims is required before a final determination as to their viability can be made.

We conduct our business through verbal agreements with consultants and arms-length third parties. Our verbal agreement with our geologist includes his reviewing all of the results from the exploratory work performed upon the site and making recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologists performing similar consulting services. Additionally, we have a verbal agreement with our outside auditors to perform requested accounting functions at their normal and customary rates. Our legal consultants provide legal services at their normal and customary rate.

Our plan of operations is to carry out exploration work on these claims in order to ascertain whether they possess commercially exploitable quantities of silver and gold. We will not be able to determine whether or not our mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

Acquisition of the Peek Mineral Claims

We have purchased a 100% interest in eight mineral claims known as the Peek Claims, located in Canada’s Yukon Territory. We acquired the Peek Claims from Glen MacDonald of Vancouver, British Columbia by an agreement dated November 2, 2001 for consideration of $2,500. At the time of the acquisition of the Peek Claims, we were seeking a potential high-grade gold/silver project. There was at the time an extensive technical file available detailing the history of exploration on the Peek Claims property. We also considered the existence of a nearby milling plant as advantageous. Mr. Timmins, P.Eng. and Mr. Laurie Stephenson, P.Eng. were involved in assisting us in the selection process.

The property has been progressively explored since 1983 with work to date including road construction, bulldozer trenching, grid controlled geophysical, geochemical, and geological surveying and prospecting.

Location, Infrastructure and Access

The Peek Claims cover a broad northwest trending ridge south of Pugh Peak (referred to locally as "Gold Hill"), extending from the Wheaton River to Hodnett Lakes. The property lies 40 km south of Whitehorse, the capital of the Yukon Territory, at geographical coordinates 60 16'N latitude, 135 06'W longitude, see Figure 1 below.

Whitehorse is a modern city with a population of 25,000, with most services available for conducting mineral exploration. Daily scheduled flights link the city with Vancouver, British Columbia, Edmonton, Alberta and Fairbanks, Alaska.

The claims are accessible via an all-weather gravel and paved government maintained road system which includes a tidewater port road link to Skagway, Alaska. The claims are linked by a secondary road with the Mt. Skukum gold mill approximately 12.4 miles away.

The Mount Skukum gold mill is a modern gold silver production facility that is capable of producing both dore bars and metal concentrates depending on the type of ore being processed. The mill is currently idle.

The Alaska and Klondike Highways, and the Wheaton River-Mount Skukum all-season gravel road provide access to the area. A four-wheel drive road follows Thompson Creek from the Wheaton Road to the property. Presently access to the Peek Claims is on foot, by all terrain vehicles or by helicopter because the road is closed by a slide. Further exploration of the property would require approximately

$2,000 of road construction work to make the road accessible. We intends to initiate road construction work to make the road accessible prior to commencing phase III of our recommended exploration program. The phase III drilling program may only proceed if the results of phase I and II of our exploration program warrant additional exploration.

Power sources for the Peek Claims property presently consist of portable generators brought onto the property.

Figure 1

Physiography, Climate and Vegetation

The Wheaton River district lies in the Boundary Ranges of the Coast Mountains, a rolling uplands area featuring prominent peaks and steep-walled stream and river valleys. Glacial action has modified major river valleys to deep U-shaped drainages with terrace and outwash deposits. Topographically, the area becomes progressively more severe to the southwest, culminating in 1.55 mile mountains and ice fields at the headwaters of the Wheaton and Watson Rivers.

A maximum elevation of 6,069 feet is reached on the Peek claims while the lowest lying feature nearby is Wheaton River at 2,900 feet. The claims cover a barren northwest-trending ridge extending from the

Wheaton River to Hodnett Lakes. Outcrop is common on steep slopes descending from the rounded ridge top. The effects of local alpine glaciation are evident on the northern side of Pugh Peak, where cirques and tarns are present. The upland portion of Gold Hill is a rolling grassy plain type of environment with outcrop of less than 5%. Consequently most of the geological interpretation is based upon bulldozer trenches to expose bedrock at depths of 6.56 to16.40 feet.

Southwestern Yukon has a dry sub-arctic climate, locally modified by the Pacific Ocean. Summer temperatures average 12°C and annual precipitation totals 15.74 inches. The exploration season lasts from May until October.

Vegetation in the upland consists of dwarf grasses, moss and lichen. Timber is restricted to the main valleys at elevations below 3,936 feet.

History of Exploration

The Wheaton River/Lake Bennett district was first explored by prospectors travelling along the major lakes and rivers of southwestern Yukon in the early 1890's. More intensive exploration began in 1906 after the discovery of free gold and gold-silver tellurides on Gold Hill. Wagon roads were built along the Wheaton River, Thompson Creek and Stevens Creek to provide access to numerous adits and pits on Mount Anderson. Limited mining of high grade gold and silver bearing ore occurred on the Gold Reef vein at the northeastern end of Gold Hill and on the Becker-Cochran (Whirlwind) property on the west face of Mount Anderson.

From the mid-1920's to the late 1960's, little exploration of significance took place. By 1970's, many of the old showings were restaked as an increase in the value of base and precious metals rekindled the interest of prospectors and mining companies in the area. The Venus and Arctic mines again operated on Montana Mountain between 1969-1971. The Venus Mine was again rehabilitated during 1980-1981 and a new mill was installed at the southern end of Windy Arm, but no ore was processed.

On the area covered by the Peek Claims, recent exploration started in 1984-1985 when the Wheaton River Joint Venture performed prospecting, grid development, mapping, geochemical and geophysical surveys, bulldozer trenching and road building. Mineralized quartz veins and stockworks were discovered in several locations along a five kilometre long ridge on the claim property. The property was owned by the Wheaton River Syndicate from 1983-1986.

During 1987 and 1988 Ranger Pacific Minerals Ltd. and others conducted additional geochemical and geophysical surveys. Also, blast trenching work was undertaken to better define target zones previously identified and to further explore the property. The Peek Claims property was owned by Ranger Pacific Minerals Ltd. from 1987-1990.

During the period from 1991 to 2001, the property was owned by Glen MacDonald of Vancouver, British Columbia. From 1991-2001 exploration work on the property has included bulldozer trenching, road construction, geological mapping and prospecting. Exploration work conducted from 1984 to 1998 covered most of the Gold Hill area, including but not limited to, the area of the Peek Claims.

In 2001 we purchased a 100% interest in the Peek Claims from Glen MacDonald by way of a purchase agreement dated November 2, 2001.

Present Condition of the Property and Current State of Exploration

We are presently proceeding with the exploration of the Peek Claims to determine whether there are commercially exploitable reserves of gold and silver or other metals. Our geologist, Mr. W. Timmins, recommended a three phased exploration program on the Peek Claims. The first phase, which consisted of a geological review of prior exploration work on the Peek Claims was completed in the summer of 2002 at a cost of $5,000. The second phase consisting of detailed geophysical surveys utilizing new and more sensitive geophysical techniques to enhance the data that currently exists on the claims focused specifically upon the presently known areas which our consultant has indicated may host minerals. We decided to continue with phase II of the exploration program recommended as a result of the findings of phase I. The second phase was substantially completed in late 2003, however we are still awaiting a preliminary report on our phase II results from our geologist. We expect to receive a preliminary report on phase II by March, 2004. A phase III drilling program consisting of 1200 meters (approximately 3936 feet) of diamond drilling may proceed if the results of phase I and II warrant additional exploration. A phase III drilling program will be dependent upon a number of factors such as the geologists’ recommendations based upon previous phases and our available funds. Our geologist, Mr. Timmins, will issue a recommendation of whether to proceed with a phase III drilling program based on his review of the assay results and geophysical survey data compiled from our phase I and phase II exploration program. Such recommendation may include the requirement to perform further exploration work including geophysical surveys prior to commencing a drilling program.

In the event that we proceed with phase III of our exploration program, we will implement a drilling program expected to take place over a period of two weeks, which will target any mineralized zones or zones of interest identified in our phase I and phase II exploration results. The results of any drilling will be used to assess whether further geological exploration and drilling of identified mineralized areas is warranted. The funding required for the drilling program and our ability to complete the drilling program will be dependent on the amount of funds we have available for exploration and our exploration priorities. Completion of our planned phase III drilling program is expected to include the following:

1.
Hiring of local contractors familiar with the mining region and drill conditions to perform the drilling operations and supply the drill and all other equipment and drill technicians required to perform the drilling operations.

2.	Oversight of drilling program by our geologist or another certified geologist or professional mining engineer.
3.	Outside laboratory analysis, particularly for prospective lode gold.
4.	In-house and external review of results, including any feasibility studies.

The primary expenses related to the drilling program will be labor and contract costs, including transportation and on site support.

The results of our phase III drilling program, in the event we proceed with phase III, will be used to provide key information for subsequent mining and development work. In addition, results will be used to form the basis for additional geological exploration work to be completed by us. An estimate of the cost of the phase III drilling program will be available once the results of our phase II exploration program are known. In the event we proceed with phase III of our exploration program, we may commence drilling on the Peek Claims property during the summer exploration season in 2004.

Property Geology and Mineralization

The Wheaton River/Bennett Lake district overlies the boundary between two terranes: (i) the Whitehorse Trough consisting of Mesozoic and Paleozoic folded meta-volcanic and meta-sedimentary rocks, and (ii) crystalline rocks of the Coast Plutonic Complex and Yukon Crystalline Terrane, consisting of meta-sedimentary rocks of the Late Precambrian or Paleozoic Yukon Group intruded by Mid-Cretaceous granite or granodiorite plutons. Both terranes are intruded and overlain by Early Tertiary volcanic rocks of the Skukum Group.

The Whitehorse Trough features a complex assemblage of deformed volcanic and sedimentary rocks consisting of the Triassic Lewes River Group, the Lower Jurassic Laberge Group and the Jurassic Tantalus Group. The Lewes River Group consists of andesite, basalt and pyroclastic flows, and foliated marine sedimentary rocks. A narrow but continuous unit of limestone, limestone breccia and quartzite has been traced in a northwesterly direction from the west side of Mount Stevens across Tally-Ho Mountain and Gold Hill to the Hodnett Lakes. Interbedded schists occur with the limestone and volcanic rocks of the Lewes River Group. A narrow band of Tantalus Group conglomerates and Laberge Group siltstones outcrops on Folle Mountain and Idaho Hill; however, rocks of these groups primarily outcrop north and east of the Wheaton River/Bennett Lake district.

Cretaceous granitic rocks of the Coast Plutonic Complex are the most common in the district. Typically, they consist of fresh quartz monzonite, granodiorite or quartz diorite. Pendants and masses of Yukon Group quartz-mica schist, gneisses and crystalline limestone occur in the granitic intrusives. The Yukon Group is of Early Paleozoic and Late Precambrian age.

A younger series of andesite and rhyolite flows, tuffs and agglomerates, mapped as the Tertiary Mount Skukum Group, intrude and overlie granitic rocks forming volcanic complexes at Mount Skukum and Mount Macauley. Also, Skukum Group rhyolite and granite porphyry dykes and plugs intrude Lewes River Group rocks and Cretaceous granodiorites throughout the Wheaton River area.

Mesozoic and Paleozoic sedimentary and volcanic rocks of the Whitehorse Trough Terrane are deformed and generally metamorphosed to at least lower green schist facies. These units trend north to northwest and are internally complex.

Structurally, the area features major faults, primarily along river valleys, associated with movement in the Coast Plutonic Complex and with Early Tertiary volcanism at Mount Skukum, Mount Macauley and Montana Mountain. The Skukum Group volcanic rocks are equivalent to the Sloko Group of northern British Columbia and the Mount Nansen Group of central Yukon. Late stage features of Skukum Group volcanism include dacite, rhyolite and granite porphyry dykes, emplaced in fracture and fault zones around the volcanic complexes, and quartz or quartz carbonate veining with significant precious and base metal mineralization.

Rock Formation

Triassic Lewes River Group

Limestone, limestone breccia and quartzite with some interbedded pelitic horizons occur in a continuous belt of Triassic rocks passing through Gold Hill. Grey-weathering limestone outcrops at the north and south ends of Gold Hill and on the east flank of Gold Hill above Dail Creek. It is also exposed in the bulldozer trenches excavated on the North and 4500N grids.

The limestone is a fine to medium grained, white to blue grey rock occasionally brecciated by narrow quartz and calcite veins or silicified to "quartzite". Minor amounts of siderite, barite and sulphide minerals occasionally occur in the narrow quartz-calcite veins.

At the north end of Gold Hill and on the east face overlooking Dail Creek, the limestone unit is only 16 -32 feet wide and is displaced and intruded by granitic and volcanic rocks. On the south end of Gold Hill, the limestone and limestone breccia unit widens to over 328 feet, containing interbedded schist, siltstone and argillite. At the south end of the property, crystalline limestone outcrops in a belt at least 164 feet wide and contains lenses of rusty quartz-carbonate breccia.

In numerous trenches, wide intersections of limestone, limestone breccia and quartzite are well exposed. Dark grey meta-sedimentary rocks of the Lewes River Group interbedded with andesite, basalt and limestone and quartz-sericite and graphitic schist occur with brecciated limestone. Argillite and siltstone are foliated in a northwest direction and contain quartz veins and pods developed along remnant bedding planes and foliations. Local silicification occurs in these meta-sedimentary units at contacts with Tertiary felsic dykes. Pyritic graphite schist occurs at the south end of Gold Hill with limestone near a series of rhyolite porphyry dykes.

On the northeast face of Gold Hill, the Triassic meta-sedimentary rocks are intruded by several Tertiary rhyolite dykes. There they are pyritized and silicified, weathering a rusty red colour. The Gold Reef quartz vein occurs in these rocks.

Triassic volcanic rocks outcrop extensively at the north end of Gold Hill and on the east face of Gold Hill above Dail Creek. Typically, they are massive green to black, slightly foliated andesite and basalt flows, breccias and tuffs and may contain narrow quartz veins in more foliated sections. Phenocrysts of quartz and feldspar occur in porphyritic andesite at the north end of Gold Hill.

Coast Plutonic Complex

Cretaceous granodiorite talus and outcrop is extensive on the east side of Gold Hill, in the steep walled valleys at the head of Thompson Creek and around Pugh Peak. Aplitic and microgranite phases are common west of Pugh Peak and on the ridge south of the Hodnett Lakes.

Typically, the intrusive rock is a homogeneous, medium grained, biotite-hornblende granodiorite or quartz diorite containing minor magnetite. Bulldozer trenching has exposed fresh granodiorite along the western side of Gold Hill where no outcrop is present.

White quartz veins bearing gold and silver mineralization occur in fractures in the granodiorite at the head of Dail Creek and on Gold Hill, Pugh Peak and the ridge south of the Hodnett Lakes.

Skukum Group

Skukum Group felsic volcanic rocks occur as rhyolite, trachyte and dacite porphyry dykes and plugs outcropping on the north face of Gold Hill, south of Pugh Peak and along the ridge top of Gold Hill. Megascopically they weather a light grey to orange colour and contain phenocrysts of quartz, feldspar and occasionally mafic minerals in a fine grained rhyolitic groundmass. Fresh surfaces are buff to brown in colour and contain minor pyrite as an accessory mineral.

On the Gold Hill ridge top, much of the float material is rhyolite and trachyte porphyry, probably derived from dykes intruding granodiorite in the middle section of Gold Hill. These dykes trend north to northwesterly and are up to 49 feet wide. Minor silicification occurs at contacts with granodiorite.

On the north face of Gold Hill, the rhyolite porphyry dykes weather buff to rusty orange and intrude silicified meta-sedimentary rocks. Spatially the dykes lie close to the Gold Reef quartz vein; this does not necessarily imply a close genetic relationship.

In several bulldozer trenches, rhyolite porphyry dykes intrude limestone and meta-sedimentary rocks. Zones of narrow quartz veins and silicification are common in the older rocks near the contacts.

Mineralization

Precious metal values to date have occurred on the Peek Claims in two types of quartz veins: (i) quartz veins up to 6.5 feet wide in granite and meta-sedimentary / metavolcanic rocks, and (ii) narrow quartz and/or quartz-calcite veins in limestones, quartzites and schists; and silver occurs disseminated in siliceous pyritic schist.

Quartz veins in the first group have a general northwest orientation and are continuous over long distances. The Gold Reef vein on the northwest end of Gold Hill is considered a typical example, and has been traced by underground workings, and surface pits for over 984 feet where the average width has been 5 feet.

Quartz and quartz-calcite veins appear less continuous and have more random orientations. They are generally spatially related to Eocene intrusive rocks.

Alteration and accessory minerals present around the vein systems include clays (kaolinite, alunite) black and green chalcedonic breccias, fluorite, barite, pyrite and hematite. Carbonatization is common in andesitic rocks near veins, and carbonatization and massive chloritization are present in the shear zones in andesitic rocks.

Mineralization on the Peek Claims occurs as either of the following veins and siliceous stockworks:

1.
Epithermal gold-silver veins associated with northeast-trending normal faults hosted with bi-modal calc-alkaline andesitic volcanics of the Skukum Group and associated with Eocene rhyolite porphyry dykes outside the volcanic complex.

2.
Gold-silver and telluride bearing quartz veins spatially related to the "Tally-Ho Shear Zone", sheared and chloritized mafic volcanic rocks and nearby sheared or unsheared granitic rocks and Jurassic Laberge Group arkosic sedimentary rocks.

Peek Claim Status

The Peek claims are located in the Whitehorse Mining District of Yukon Territory. The property consists of eight claims as detailed in Table 1 below. Claims such as these are administered under the provisions of the YQMA by the supervising mining recorder located in Whitehorse. An annual exploration expenditure of $100 CDN per claim is required by the YQMA to maintain the claims in good standing. Alternatively an annual payment of $100 CDN per claim in lieu of work is sanctioned by the YQMA to maintain claims in good standing. Our annual cost of compliance with the YQMA is presently approximately CDN$420 per year.

Table 1

Claim Status

Claim Name	Grant Numbers	Current Expiry Date
PEEK 1-8	YC 19158 – 165	August 19, 2004

Geological Report

In June, 2002, we hired Mr. W. Timmins, P.Eng to provide an initial Geological Report on the Peek Claims. Mr. Timmins has 39 years experience as a consulting geologist. He graduated from the Provincial Institute of Mining in Haileybury, Ontario, Canada in 1956 and attended Michigan Technological University from 1962-1965. He has been a licensed professional Engineer (Geology) in British Columbia since 1969. The purpose of this report was to evaluate the area of the claim group, and the prior exploration work conducted on the claims, and to recommend an exploration program. This review was based upon previous explorations performed on the Peek Claims including soil geochemical and electromagnetic surveys, geological mapping, bulldozer and blast trenching and underground drifting. Mr. Timmins is familiar with the Peek Claims having consulted on exploration programs conducted there during the 1980's and visited the property in 1999 and 2001.

Based upon conclusions in Mr. Timmins’ report, we believe that the Peek Claims may have the potential to host minerals based on earlier geological surveys and sampling.

The claims cover occurrences of gold and silver mineralization. Previous exploration by other groups at Peek Claims 1-8 include soil geochemical and electromagnetic geophysical surveys, geological mapping, bulldozer and blast trenching and underground drifting. The Peek Claims are considered to represent a geological environment permissive to contain possible gold-silver occurrences. Although exploratory work on the claims conducted by prior owners has indicated some potential showings of mineralization, we are uncertain as to the reliability of these prior exploration results and thus we are uncertain as to whether a commercially viable mineral deposit exists on our mineral claims. Further exploration of these mineral claims is required before a final determination as to their viability can be made.

In his report, Mr. Timmins recommended a three phased exploration program. The first phase consisting of a geological review of prior exploration work on the Peek Claims. The first phase was completed in the summer of 2002 at a cost of $5,000. The second phase consisting of more detailed geophysical surveys utilizing new and more sensitive geophysical techniques to enhance the data that currently exists on the claims focused specifically upon the presently known mineralized areas. The second phase has been substantially completed at a cost of $10,000, however, we are still awaiting the final results of our phase II program. No further payments are required for completing phase II of our exploration program. Finally, Mr. Timmins recommends a Phase III drilling program consisting of 1200 meters (approximately 3936 feet) of diamond drilling if the results of Phase I and II warrant additional exploration. A Phase III drilling program will be dependent upon a number of factors such as the geologists’ recommendations based upon previous phases and our available funds. To date Mr. Timmins has received a total of $15,000 in connection with the completion of the first and second phases of our exploration program.

The recommended budget for the program is as follows:

		US$
Phase I	Geological Review	$5,000
	Phase I Total	$5,000

Phase II	Geophysical Surveying	$10,000
	Phase I&II Total	$15,000

Phase III	Will be based on the results of Phases I and II and will include diamond drilling. The full scope and cost of this phase will not be known until the completion of the previous work.

The Recommended Budget includes provision for mobilization and support costs. Mr. Timmins, will issue a recommendation on whether to proceed with a phase III drilling program based on his review of the assay results and geophysical survey data compiled from our phase I and phase II exploration program. The expenditures made by us in the exploration of our mineral claim may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of exploration do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing sufficient capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

In the event that we proceed with phase III of our exploration program, we will implement a drilling program which will target any mineralized zones or zones of interest identified in our phase I and phase II exploration results. The results of any drilling will be used to assess whether further geological exploration and drilling of identified mineralized areas is warranted. The funding required for the drilling program and our ability to complete the drilling program will be dependent on the amount of funds we have available for exploration and our exploration priorities. Completion of our planned phase III drilling program is expected to include the following:

1.
Hiring of local contractors familiar with the mining region and drill conditions to perform the drilling operations and supply the drill and all other equipment and drill technicians required to perform the drilling operations.

2.	Oversight of drilling program by a Professional Mining Engineer or Certified Geologist.
3.	Outside laboratory analysis, particularly for prospective lode gold.

4.	In-house and external review of results, including any feasibility studies.
5.	Hiring of lab technicians.

The primary expenses related to the drilling program will be labor and contract costs, including transportation and on site support.

The results of our phase III drilling program, in the event we proceed with phase III, will be used to provide key information for any subsequent mining and development work to be completed. In addition, results will be used to form the basis for additional geological exploration work to be completed by us. An estimate of the cost of the phase III drilling program will be available once the results of our phase II exploration program are known.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Yukon Territory. In addition, if we progress to the production phase, production of minerals in the Yukon Territory will require prior approval of applicable governmental regulatory agencies. We cannot be certain that such approvals will be obtained. The cost and delay involved in attempting to obtain such approvals cannot be known in advance.

The main agency that governs the exploration of minerals in the Yukon Territory, Canada, is the Minerals Management Branch of the Yukon Department of Energy Mines and Resources.

The Minerals Management Branch manages the development of the Yukon Territory’s mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Minerals Management Branch regulates and inspects the exploration and mineral production industries in the Yukon Territory to protect workers, the public and the environment.

The material legislation applicable to us and our subsidiary is the YQMA, administered by the Minerals Management Branch.

The YQMA and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in the Yukon Territory. The YQMA also governs the issuance of quartz mining licences which are long term licences to produce minerals.

All mineral exploration activities carried out on a mineral claim or mining lease in the Yukon must be in compliance with the Yukon Quartz Mining Land Use Regulations. The Yukon Quartz Mining Land Use Regulations apply to all mines during exploration, development, construction, production, closure, reclamation and abandonment. Also, the Yukon Quartz Mining Land Use Regulations contain standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body. An annual exploration expenditure of $100 CDN per claim is required by the YQMA to maintain the claims in good standing. Alternatively an annual payment of $100 CDN per claim in lieu of work is sanctioned by the YQMA to maintain claims in good standing. Our annual cost of compliance with the YQMA is presently approximately CDN$420 per year.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills. Our Phase I and II programs do not require any reclamation or remediation because of the minimal disturbance to the ground. The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the recommended two phases described above, or if we will enter into production on the property. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially-economic deposit is discovered. We obtained funds to undertake the second phase of our plan of operation for the Peek Claims through private placement financings of our common shares. We expect to continue to finance our plan of operations through equity financings.

Employees

We have no employees as of the date of this prospectus other than our sole officer. We conduct our business largely through agreements with consultants and arms-length third parties.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Reports to Security Holders

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register as a reporting company under the Exchange Act concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

Plan of Operations

Our business plan is to proceed with the exploration of the Peek Claims to determine whether there are commercially exploitable reserves of gold and silver or other metals. We decided to continue with phase II of the exploration program recommended as a result of the findings of phase I. Phase II of the recommended geological exploration program cost $10,000 and was substantially completed in late 2003, however we are still awaiting a preliminary report on our phase II results from our geologist. No further payments are required complete phase II of our exploration program. We expect to receive a preliminary report on phase II by March, 2004. We had $70,515 in cash reserves as of August 31, 2003.

Once we receive results from the phase II exploration program, we will assess whether to proceed to any further exploration phases. In making this determination, we will make an assessment as to whether the results from these phases one and two are sufficiently positive to enable us to obtain the financing necessary to proceed. This assessment will include an assessment of our cash reserves after the completion of phase II, the price of minerals and the market for financing of mineral exploration projects at the time of our assessment. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of exploration do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing sufficient capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

We intend to generate revenue through the sale and production of precious metals, including gold and silver, and/or commercial metals found on our property. As of the date of this prospectus, we have not established that minerals exist on our property of a type and in a quantity and concentration that would warrant commercial mining. There can be no assurance that commercially viable mineral deposits will be found to exist on our properties, or that we will be able to design a commercially viable process to extract the precious metals. If a significant precious metal zone can be outlined on the Wheaton River property, the Mt. Skukum milling and mining operation, located approximately 20 kilometers from the Wheaton River Claims, would be available to act as project operator for our milling and mining requirements.

During this exploration stage, our president will only be devoting approximately five hours per week of his time to our business. We do not foresee this limited involvement as negatively impacting our company over the next twelve months as all exploratory work is being performed by our geological consultant, Mr. Timmins, who contracts with appropriately experienced parties to complete work programs. If, however, the demands of our business require more business time of Mr. Branson, such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, he is prepared to adjust his timetable to devote more time to our business. However, Mr. Branson may not be able to devote sufficient time to the management of our business, as and when needed.

To date we have expended a total of $15,000 on the first and second phases of our exploration program. Further exploration work, however, may require additional funding in the event that our current cash on hand is insufficient for any additional work proposed. In the event that we shall require additional funding, we anticipate that such funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of the exploration program, should we decide to proceed. We believe that debt financing will not be an alternative for funding any further phases in our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing.

We anticipate that we will incur over the next twelve months the following expenses:

Category	Planned expenditures over the next 12 months (US$)
Professional Fees	20,000
Office Expenses	10,000
Mineral Exploration Expenses	10,000
TOTAL	40,000

We had cash in the amount of $70,515 as of August 31, 2003. Our total expenditures over the next twelve months are anticipated to be approximately $40,000, the majority of which is due to general, legal, accounting and administrative expenses associated with this offering and as a result of our becoming a reporting issuer under the Exchange Act. We do not have plans to purchase any significant equipment or change the number of our employees during the next twelve months. After the twelve month period, and in the event we decide to proceed with phase III of our exploration program, we may need to obtain additional financing for any operational or exploratory expenses.

Results of Operations For Period Ending August 31, 2003

We did not earn any revenues during the period ending August 31, 2003. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

We incurred operating expenses in the amount of $55,765 for the period from inception to August 31, 2003. These operating expenses included: (a) payment of $10,000 in connection with our acquisition of the Peek Claims and exploration costs in connection with the Peek Claims; (b) office related fees in the amount of $2,258; and (c) professional fees in the amount of $33,507 in connection with our corporate organization. We anticipate our operating expenses will increase as a result of the costs of this offering and as we undertake our plan of operations. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Exchange Act.

Liquidity and Capital Resources

As of August 31, 2003, we had $70,515 in cash on hand and liabilities in the amount of $280. Accordingly, our working capital position as of August 31, 2003 was $70,235. We anticipate that we will incur expenses of approximately $28,016 for expenses associated with this offering. Since our inception through August 31, 2003 we have incurred a net loss of $55,765. However, our working capital may not be sufficient to enable us to perform further exploration phases beyond the second phase of exploration on the property, such as extensive drilling. Accordingly, we may require additional financing in the event that further exploration is needed. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Description of Property

We have a 100% interest in the Peek Claims. We do not own any property other than our interest in the Peek Claims.

Our sole director and officer currently provides office space in this home at 977 Keith Road, West Vancouver, British Columbia, Canada V7T 1M6 at no cost to us.

Certain Relationships And Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

  Any of our directors or officers;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
  Any of our promoters;
  Any relative or spouse of any of the foregoing persons who has the same house as such person.

As of the date of the financial statements, we were indebted to our President and Director, Mr. Branson, in the amount of $1,768. This loan payable has since been repaid in full.

Market For Common Equity And Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC BB upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had thirty-seven (37) registered shareholders.

Rule 144 Shares

The number of shares of our common stock presently available to be sold by shareholders in compliance with the volume and trading limitations of Rule 144(k) of the Securities Act is 3,917,500. On or about May 31, 2004 a further 1,235,000 shares of our common stock will be available for resale to the public pursuant to Rule 144(k).

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 120,000 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 6,000,000 of the total shares that may be sold pursuant to Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders named in this prospectus or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the SEC under the Exchange Act; and (ii) enable our common stock to be traded on the OTC BB. We plan to file a Form 8-A registration statement with the SEC prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the Exchange Act in order that our common stock is eligible for trading on the OTC BB. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC BB.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC BB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes , however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our sole executive officer for all services rendered in all capacities to us for the fiscal period ended November 30, 2002.

		Annual Compensation				Long Term Compensation
Name	Title	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compensation
Marc Branson	President, Secretary, Treasurer, and Director	2002	$0	0	0	0	0	0	0
		2001	$0	0	0	0	0	0	0

Stock Option Grants

We did not grant any stock options to the executive officers during our most recent fiscal year ended November 30, 2002 or for the nine month period ended August 31, 2003. We have also not granted any stock options to the executive officers since August 31, 2003.

Financial Statements

TEXADA VENTURES INC.
(An Exploration Stage Company)

FINANCIAL STATEMENTS

NOVEMBER 30, 2002 AND 2001
(Stated in U.S. Dollars)

AUDITORS' REPORT

To the Director
Texada Ventures Inc.
(An exploration stage company)

We have audited the balance sheets of Texada Ventures Inc. (an exploration stage company) as at November 30, 2002 and 2001, and the statements of loss and deficit accumulated during the exploration stage, cash flows, and stockholders’ equity for the year ended November 30, 2002, and for the period from October 17, 2001 (date of inception) to November 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2002 and 2001, and the results of its operations and cash flows for the year ended November 30, 2002 and for the period from October 17, 2001 (date of inception) to November 30, 2001, in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in to Note 1 to the financial statements, the Company incurred a net loss of $25,360 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfil its exploration activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“Morgan & Company”

January 7, 2003	Chartered Accountants

Tel: (604) 687-5841 Fax: (604) 687-0075 www.morgan-cas.com	P.O. Box 10007 Pacific Centre Suite 1488 - 700 West Georgia Street Vancouver, B.C. V7Y 1A1

TEXADA VENTURES INC.
(An Exploration Stage Company)

BALANCE SHEETS
(Stated in U.S. Dollars)

	NOVEMBER 30
	2002	2001

ASSETS

Current
Cash	$104,002	$3,556

Mineral Property Interest (Note 3)	-	-
	$104,002	$3,556

LIABILITIES

Current
Accounts payable	$1,594	$285
Loan payable (Note 4)	1,768	1,525
	3,362	1,810

SHAREHOLDERS’ EQUITY

Share Capital
Authorized:
100,000,000 common shares with a par value of $ 0.001 per
share
100,000,000 preferred shares with a par value of $0.001 per
share

Issued:
12,000,000 common shares at November 30, 2002 and
6,000,000 common shares at November 30, 2001	12,000	6,000

Additional paid-in capital	114,000	-

Deficit Accumulated During The Exploration Stage	(25,360)	(4,254)
	100,640	1,746
	$104,002	$3,556

TEXADA VENTURES INC.
(An Exploration Stage Company)

STATEMENTS OF LOSS AND DEFICIT
(Stated in U.S. Dollars)

		PERIOD FROM	PERIOD FROM
		INCEPTION	INCEPTION
	YEAR	OCTOBER 17	OCTOBER 17
	ENDED	2001 TO	2001 TO
	NOVEMBER 30	NOVEMBER 30	NOVEMBER 30
	2002	2001	2002

Expenses
Mineral property acquisition payment	$-	$2,500	$2,500
Professional fees	12,219	1,730	13,949
Office and sundry	1,387	24	1,411
Exploration costs	7,500	-	7,500

Net Loss For The Year	21,106	4,254	$25,360

Deficit Accumulated During The
Exploration Stage, Beginning Of Year	4,254	-

Deficit Accumulated During The
Exploration Stage, End Of Year	$25,360	$4,254

Basic And Diluted Loss Per Share	$0.01	$0.01

Weighted Average Number Of Shares
Outstanding	10,057,582	4,090,909

TEXADA VENTURES INC.
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

		PERIOD FROM	PERIOD FROM
		INCEPTION	INCEPTION
	YEAR	OCTOBER 17	OCTOBER 17
	ENDED	2001 TO	2001 TO
	NOVEMBER 30	NOVEMBER 30	NOVEMBER 30
	2002	2001	2002

Cash Flows From Operating Activities
Net loss for the year	$(21,106)	$(4,254)	$(25,360)

Adjustments To Reconcile Net Loss To Net
Cash Used By Operating Activities
Change in accounts payable	1,309	285	1,594
	(19,797)	(3,969)	(23,766)

Cash Flows From Financing Activities
Issue of share capital	120,000	6,000	126,000
Change in loan payable	243	1,525	1,768
	120,243	7,525	127,768

Increase In Cash	100,446	3,556	104,002

Cash, Beginning Of Year	3,556	-	-

Cash, End Of Year	$104,002	$3,556	$104,002

TEXADA VENTURES INC.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

NOVEMBER 30, 2002
(Stated in U.S. Dollars)

				DEFICIT
	COMMON STOCK			ACCUMULATED
	NUMBER OF		ADDITIONAL	DURING THE
	COMMON	PAR	PAID IN	EXPLORATION
	SHARES	VALUE	CAPITAL	STAGE	TOTAL

Shares issued for cash at $0.001	6,000,000	$6,000	$-	$-	$6,000
Net loss for the period	-	-	-	(4,254)	(4,254)

Balance, November 30, 2001	6,000,000	6,000	-	(4,254)	1,746
Shares issued for cash at $0.02	6,000,000	6,000	114,000	-	120,000
Net loss for the year	-	-	-	(21,106)	(21,106)

Balance, November 30, 2002	12,000,000	$12,000	$114,000	$(25,360)	$100,640

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2002 AND 2001
(Stated in U.S. Dollars)

1.

OPERATIONS

Organization

The Company was incorporated in the State of Nevada, U.S.A., on October 17, 2001.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $25,360 for the period from October 17, 2001 (inception) to November 30, 2002, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral properties. As at November 30, 2002, management has no arrangements in place for any future equity financing to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.

SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2002 AND 2001
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

a)

Mineral Property Acquisition Payments and Exploration Costs

The Company expenses all costs related to the acquisition, maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed.

b)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

	c)	Foreign Currency Translation The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

		i)	monetary items at the rate prevailing at the balance sheet date;
		ii)	non-monetary items at the historical exchange rate;
		iii)	revenue and expense at the average rate in effect during the applicable accounting period.

d)

Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 –“Accounting for Income taxes” (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting, and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2002 AND 2001
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

e)

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At November 30, 2002, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

3.

MINERAL PROPERTY INTEREST

Pursuant to an agreement, dated November 2, 2001, the Company acquired a 100% interest in eight mineral claims located in the Whitehorse Mining District, Yukon Territory, Canada for cash consideration of $2,500.

4.	RELATED PARTY TRANSACTION The loan payable in the amount of $ 1,768 (2001 - $1,525) is owing to a director and officer of the Company.

5.

COMMITMENT

The Company has committed to pay the costs associated with a planned offering of 6,000,000 shares held by shareholders of the Company. In addition, the Company will not be receiving any proceeds from this offering.

TEXADA VENTURES INC.
(An Exploration Stage Company)

INTERIM FINANCIAL STATEMENTS

AUGUST 31, 2003
(Unaudited)
(Stated in U.S. Dollars)

TEXADA VENTURES INC.
(An Exploration Stage Company)

INTERIM BALANCE SHEET
(Unaudited)
(Stated in U.S. Dollars)

	AUGUST 31	NOVEMBER 30
	2003	2002

ASSETS

Current
Cash	$70,515	$104,002

Mineral Property Interest (Note 4)	-	-
	$70,515	$104,002

LIABILITIES

Current
Accounts payable	$280	$1,594
Loan payable (Note 5)	-	1,768
	280	3,362

SHAREHOLDERS’ EQUITY

Share Capital
Authorized:
100,000,000 common shares with a par value of $ 0.001
per share
100,000,000 preferred shares with a par value of $ 0.001
per share

Issued:
12,000,000 common shares at August 31, 2003 and
November 30, 2002	12,000	12,000

Additional paid-in capital	114,000	114,000

Deficit Accumulated During The Exploration Stage	(55,765)	(25,360)
	70,235	100,640
	$70,515	$104,002

TEXADA VENTURES INC.
(An Exploration Stage Company)

INTERIM STATEMENT OF LOSS AND DEFICIT
(Unaudited)
(Stated in U.S. Dollars)

					CUMULATIVE
					PERIOD FROM
					INCEPTION
					OCTOBER 17
	THREE MONTHS ENDED		NINE MONTHS ENDED		2001 TO
	AUGUST 31		AUGUST 31		AUGUST 31
	2003	2002	2003	2002	2003

Expenses
Mineral property
acquisition payment	$-	$-	$-	$-	$2,500
Professional fees	3,451	2,694	19,558	9,410	33,507
Office and sundry	2	703	847	1,092	2,258
Exploration costs	10,000	-	10,000	7,500	17,500

Net Loss For The Period	13,453	3,397	30,405	18,002	$55,765

Deficit Accumulated
During The Exploration
Stage, Beginning Of
Period	42,312	18,859	25,360	4,254

Deficit Accumulated
During The Exploration
Stage, End Of Period	$55,765	$22,256	$55,765	$22,256

Basic And Diluted Loss
Per Share	$0.01	$0.01	$0.01	$0.01

Weighted Average
Number Of Shares
Outstanding	12,000,000	12,000,000	12,000,000	9,423,312

TEXADA VENTURES INC.
(An Exploration Stage Company)

INTERIM STATEMENT OF CASH FLOWS
(Unaudited)
(Stated in U.S. Dollars)

					CUMULATIVE
					PERIOD FROM
					INCEPTION
					OCTOBER 17
	THREE MONTHS ENDED		NINE MONTHS ENDED		2001 TO
	AUGUST 31		AUGUST 31		AUGUST 31
	2003	2002	2003	2002	2003

Cash Flows From Operating
Activities
Net loss for the period	$(13,453)	$(3,397)	$(30,405)	$(18,002)	$(55,765)

Adjustments To Reconcile
Net Loss To Net Cash Used
By Operating Activities
Change in accounts payable	(1,842)	(118)	(1,314)	(285)	280
	(15,295)	(3,515)	(31,719)	(18,287)	(55,485)

Cash Flows From Financing
Activities
Issue of share capital	-	-	-	120,000	126,000
Change in loan payable	-	-	(1,768)	243	-
	-	-	(1,768)	120,243	126,000

Increase (Decrease) In Cash	(15,295)	(3,515)	(33,487)	101,956	70,515

Cash, Beginning Of Period	85,810	109,027	104,002	3,556	-

Cash, End Of Period	$70,515	$105,512	$70,515	$105,512	$70,515

TEXADA VENTURES INC.
(An Exploration Stage Company)

INTERIM STATEMENT OF STOCKHOLDERS’ EQUITY

AUGUST 31, 2003
(Unaudited)
(Stated in U.S. Dollars)

				DEFICIT
	COMMON STOCK			ACCUMULATED
	NUMBER OF		ADDITIONAL	DURING THE
	COMMON	PAR	PAID IN	EXPLORATION
	SHARES	VALUE	CAPITAL	STAGE	TOTAL

Shares issued for cash at $0.001	6,000,000	$6,000	$-	$-	$6,000
Net loss for the period	-	-	-	(4,254)	(4,254)

Balance, November 30, 2001	6,000,000	6,000	-	(4,254)	1,746

Shares issued for cash at $0.02	6,000,000	6,000	114,000	-	120,000
Net loss for the year	-	-	-	(21,106)	(21,106)

Balance, November 30, 2002	12,000,000	12,000	114,000	(25,360)	100,640
Net loss for the period	-	-	-	(30,405)	(30,405)

Balance, August 31, 2003	12,000,000	$12,000	$114,000	$(55,765)	$70,235

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

AUGUST 31, 2003
(Unaudited)
(Stated in U.S. Dollars)

1.

BASIS OF PRESENTATION

The unaudited interim financial statements as of August 31, 2003 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these financial statements be read in conjunction with the November 30, 2002 audited financial statements and notes thereto.

2.

OPERATIONS

Organization

The Company was incorporated in the State of Nevada, U.S.A., on October 17, 2001.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $55,765 for the period from October 17, 2001 (inception) to August 31, 2003, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral properties. As at August 31, 2003, management has no arrangements in place for any future equity financing to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

AUGUST 31, 2003
(Unaudited)
(Stated in U.S. Dollars)

3.

SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)

Mineral Property Acquisition Payments and Exploration Costs

The Company expenses all costs related to the acquisition, maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed.

b)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

	c)	Foreign Currency Translation The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

		i)	monetary items at the rate prevailing at the balance sheet date;
		ii)	non-monetary items at the historical exchange rate;
		iii)	revenue and expense at the average rate in effect during the applicable accounting period.

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

AUGUST 31, 2003
(Unaudited)
(Stated in U.S. Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

d)

Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 –“Accounting for Income taxes” (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting, and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

e)

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At August 31, 2003, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

4.

MINERAL PROPERTY INTEREST

Pursuant to an agreement, dated November 2, 2001, the Company acquired a 100% interest in eight mineral claims located in the Whitehorse Mining District, Yukon Territory, Canada for cash consideration of $2,500.

5.	RELATED PARTY TRANSACTION The loan payable in the amount of $Nil (November 30, 2002 - $1,768) is owing to a director and officer of the Company.

6.

COMMITMENT

The Company has committed to pay the costs associated with a planned offering of 6,000,000 shares held by shareholders of the Company. In addition, the Company will not be receiving any proceeds from this offering.

Changes In And Disagreements With Accountants

We have had no changes in or disagreements with our accountants.

Where You Can Find More Information

We have filed a registration statement on form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. Upon the effectiveness of the Form SB-2 registration statement, we will be required to file quarterly and annual reports and other information required by the Exchange Act with the SEC. You may inspect our filings including the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

Part II

Information Not Required In The Prospectus

Item 24. Indemnification Of Directors And Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. The Nevada Revised Statutes provide that directors may be indemnified in such cases where they acted in good faith, in a manner which they reasonably believed to be in the best interests of the corporation, and in any criminal action, had no reasonable cause to believe that their conduct was unlawful. However, the Nevada Revised Statutes provide that indemnification may not be made for any claim to which a director has been adjudged by a court of competent jurisdiction, after exhausting all appeals, to be liable to the corporation or for amounts paid in settlement, unless that court or another court of competent jurisdiction determines that the director is fairly and reasonably entitled to indemnity. Nevada law requires a corporation to indemnify a director when the director in defense of an action has been successful on the merits.

Under the Nevada Revised Statutes , director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$16.56
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$1,000.00
Accounting fees and expenses	$2,000.00
Legal fees and expenses	$25,000.00
Miscellaneous	$0
Total	$28,016.56

All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders named in this prospectus. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We issued 6,000,000 shares of common stock on November 1, 2001 to Mr. Marc Branson, our president, secretary and treasurer. Mr. Branson acquired these shares at a price of $0.001 per share. These shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Act. This issuance was made to Mr. Branson who is a sophisticated individual and, by way of his positions as president, secretary, and treasurer, is in a position of access to relevant and material information regarding our operations.

We completed an offering of 6,000,000 shares of our common stock at a price of $0.02 per share to a total of thirty-six purchasers on May 31, 2002. The total amount we received from this offering was $120,000. We completed the offering pursuant to Regulation S of the Securities Act . Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Item 27. Exhibits

Exhibit
Number	Description
3.1	Articles of Incorporation(1)
3.2	Amended By-Laws(1)
5.1	Opinion of Cane O’Neill Taylor, LLC, with consent to use(1)
5.2	Opinion of O’Neill &Taylor, PLLC, with consent to use
10.1	Mineral Claim Purchase Agreement(1)
23.1	Consent of Morgan & Company, Chartered Accountants
23.2	Consent of W. Timmins, Consulting Geologist

(1) Filed as an exhibit to the Registrant’s registration statement on Form SB-2 filed with the SEC on April 15, 2003.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement,

2.
That, for the purpose of determining any liability under the Securities Act of 1933 , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 , may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 , and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 , and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, Canada on February 26, 2004 .

TEXADA VENTURES INC.

By:	/s/ Marc Branson
Marc Branson, President,
Principal Executive Officer,
Principal Financial Officer,
Principal Accounting Officer, and
Sole Director